Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE

(State of Wisconsin)

BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE (THE “AGREEMENT”), YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS. BY SIGNING THIS AGREEMENT, YOU AGREE THAT YOU READ IT AND UNDERSTAND IT AND THAT YOU HAVE KNOWINGLY AND VOLUNTARILY SIGNED THIS AGREEMENT.

THIS AGREEMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST YOUR EMPLOYER, INCLUDING CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT AND APPLICABLE STATE AND MUNICIPAL AGE DISCRIMINATION LAWS. YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS, AND EFFECT OF THIS AGREEMENT. YOU HAVE 21 DAYS TO CONSIDER AND EXECUTE THIS AGREEMENT, THOUGH IN NO EVENT SHOULD YOU SIGN THIS AGREEMENT PRIOR TO THE SEPARATION DATE, AND WILL HAVE THE RIGHT TO REVOKE IT FOR 7 DAYS AFTER SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

This Agreement is entered into between Stephen Boettinger (“Employee") and REV Group, Inc., a Delaware corporation (“Employer”). This Agreement shall be effective as of the date set forth in Section 16 (the “Effective Date”).

Employee and Employer agree as follows:

1. Termination of employment relationship. Employee's employment with Employer terminated as of April 28, 2023 (the “Separation Date”). Employee hereby resigns from any and all board, committee, officer, and other positions held with Employer or any Affiliate of Employer or at any other entity in connection with Employee’s employment by (or otherwise as a representative of) Employer (collectively, the “Resignations”). Employer, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date, and Employee agrees to sign and return such documents confirming the Resignations as Employer or any of its Affiliates may reasonably request.

2. Accrued pay and vacation time. Employee acknowledges that on the next regularly scheduled payroll cycle following the Separation Date, Employer will unconditionally pay Employee all accrued but unpaid salary for the final payroll period of Employee’s employment, and payment for up to 63.67 hours of unused accrued vacation time (less applicable withholding).

3. Separation payment. In exchange for the promises contained herein, in full consideration of any rights Employee may have under any severance plan, policy or practice of Employer or any of its Affiliates, and subject to Employee's compliance with this Agreement and the Continuing Obligations, Employer will pay to Employee Employee’s salary, at Employee’s final base rate of pay, for 12 months following the Separation Date (the “Separation Payments”), less applicable withholding. Employer will make these Separation Payments in the form of salary continuation according to its normal payroll schedule, beginning on the payroll date following the Effective Date, taking into consideration payroll processing cut-off dates. Separation Payments will end approximately 12 months from the date of the first Separation Payment.

4. Benefit Plan Coverage/Equity. Employee understands that the Employee's active coverage under any Employer benefit plan (and any salary deduction contribution or employer contribution related thereto) ceased as of the

Separation Date (except as provided under the terms of such plan or applicable law) provided that, to the extent provided by the federal law known as COBRA or similar applicable state or local law (together, “COBRA”), and/or the terms of the Employer's current group health plans, Employee may be eligible to continue group health insurance benefits for a period of time. Details of such COBRA coverage will be provided to Employee under separate cover. As further consideration for the mutual promises contained herein, and subject to Employee’s compliance with this Agreement and the Continuing Obligations and Employee’s timely election to continue Employee’s coverage and, if applicable, that of Employee’s eligible dependents, in Employer’s group health plans under COBRA, Employer agrees to pay Employee a monthly amount equal to the portion of monthly health premiums paid by Employer for Employee’s coverage and Employee’s eligible dependents’ coverage, if any, as of the Separation Date for a period of 12 months following the Separation Date (or the period of Employee’s coverage under COBRA, if shorter) (the “COBRA Payments”), subject to applicable withholding. For the avoidance of doubt, nothing in this Agreement will modify, waive, or otherwise affect vested and accrued benefits, if any, under the Employer benefit plans.

Employer has previously granted to Employee restricted stock awards and restricted stock units (the “RSUs”) in respect of Employer’s common stock under Employer’s 2016 Omnibus Incentive Plan (the “Plan”) and evidenced by the applicable Restricted Stock Awards and Restricted Stock Unit Awards by and between Employer and Employee (collectively, the “Award Agreements”). As of the date hereof, no RSUs remain outstanding. The restricted stock will remain outstanding and eligible to vest in accordance with the terms of the applicable Award Agreements during the Consulting Period (as hereinafter defined). As additional consideration for the mutual promises contained in this Agreement and subject to Employee's compliance with this Agreement and the Continuing Obligations, Employer will cause 23,586 of the shares of restricted stock that are scheduled to vest in December 2023, to, subject to the terms of the Plan and the applicable Award Agreements, remain outstanding and eligible to vest until December 31, 2023 as if Employee remained employed or continued to provide services through such date. Specifically, the shares of restricted stock that will so remain outstanding and eligible to vest pursuant to the foregoing sentence include 7,310 shares of restricted stock granted in December 2019; 10,219 shares of restricted stock granted in December 2020; and 6,057 shares of restricted stock granted in December 2021 (which shares are, in each case, scheduled to vest in December 2023). For the avoidance of doubt, Employer and Employee acknowledge that the remaining shares of restricted stock held by Employee that are unvested as of the end of the Consulting Period (expected to be 52,557 shares) will be forfeited and cancelled as of the end of the Consulting Period, and that Employee has no rights in respect of any other restricted shares or other equity or equity-based awards relating to Employer’s common stock. Employee acknowledges that Employee continues to be bound by the terms of the Plan and the Award Agreements with respect to any shares of restricted stock and shares received in respect of RSUs that have vested as of the end of the Consulting Period, as well as with respect any shares of restricted stock that remain outstanding following the end of the Consulting Period in accordance with this Agreement. Employer may withhold any tax (or other governmental obligation) that becomes due with respect to the restricted shares and take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. Employee shall make arrangements satisfactory to Employer to enable Employer to satisfy all such withholding requirements, and hereby authorizes Employer to withhold such required withholdings from any compensation payable to Employee.

5. Withholding and Section 409A. All payments made by Employer under Sections 2, 3 and 4 of this Agreement shall be reduced by any tax or other amounts required to be withheld by Employer under applicable law and all other lawful deductions authorized by Employee.

Each of the payments required to be made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Code Section 409A”). The payments contemplated under this Agreement are intended to be exempt from Code Section 409A.

6. Consulting Services.

a.      Services; Consulting Fees. Immediately following the Separation Date, Employee will serve as a consultant to Employer for a term which shall last three (3) months following the Separation Date or until such earlier time as terminated by Employer pursuant to Section 6(c) (the “Consulting Period”). In this capacity, Employee will consult with Employer and its Affiliates on an as-needed basis regarding the business and operations of Employer and its Affiliates, as well as the transition of his duties and responsibilities, and provide such other services as may be reasonably requested from time to time (the “Consulting Services”). Employee agrees to perform the Consulting Services as directed by the Chief Executive Officer of Employer, or such other officer or director of Employer or its Affiliates as may be determined from time to time by Employer in its sole discretion. In connection with providing the Consulting Services, Employee will comply in full with all applicable laws, rules and regulations and with Employer’s Code of Conduct (to the extent applicable to consultants of the Employer). The Consulting Services shall be required at such times and such places as shall not result in unreasonable inconvenience to Employee. As compensation for any requested Consulting Services provided by Employee, Employer will pay to Employee a consulting fee at an hourly rate of $500. Notwithstanding the foregoing and provided Employee makes himself reasonably available to perform requested Consulting Services, the aggregate amount of consulting fees paid to Employee for Consulting Services provided during the three (3) months following the Separation Date shall be no less than $100,000. Further, Employer will be responsible for any reasonable and necessary out-of-pocket expenses incurred by Employee during the Consulting Period that are directly related to the provision of Consulting Services by Employee in accordance with Employer’s standard expense reimbursement policies applicable to independent contractors, provided that (i) the incurrence of such expenses are approved in advance by Employer, and (ii) appropriate receipts and vouchers for such expenses are submitted to Employer within thirty (30) days after the expenses are incurred. Not later than five (5) business days following the last day of each calendar month, Employee will invoice Employer for any Consulting Services provided and any related expenses incurred during the preceding month. Invoices will contain such detail as Employer may reasonably require. Undisputed payments will be made by Employer within thirty (30) days after Employer’s receipt of Employee’s invoice.

b.      Relationship of the Parties; Insurance, Taxes and Benefits. Employee and Employer expressly agree that, in providing the Consulting Services under this Agreement, Employee will be an independent contractor, and that nothing contained in this Agreement is intended to constitute, or shall be construed as constituting, an employment relationship, partnership, or joint venture between Employee and Employer. Employee is free to accept engagements from others while providing the Consulting Services, so long as those engagements do not prevent Employee from performing the Consulting Services or otherwise violate Employee’s obligations under this Agreement or the Continuing Obligations. Employee agrees that Employee will have no right to make any commitments on behalf of Employer or its Affiliates without the express written consent of an authorized officer of Employer. Employee acknowledges and agrees that, as an independent contractor, Employee will be solely responsible for all insurance, if required (including unemployment insurance and workers’ compensation insurance), and for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally required payments on sums paid to Employee under Section 6 of this Agreement, including without limitation any consulting fees. Employee further acknowledges and agrees that neither Employee nor any individual claiming through Employee to be eligible to participate in or receive benefit under any of the employee benefit plans, programs and arrangements maintained by Employer or any of its Affiliates (the “Benefit Plans”), except as otherwise provided in Section 4 pursuant to COBRA. Employee hereby waive any and all rights to participate in, or receive benefits under, any of the Benefit Plans, and Employee agrees not to make claim under any of the Benefit Plans, other than in exercising Employee’s COBRA rights. Employee further agrees to indemnify and hold harmless Employer and its Affiliates and their respective shareholders, directors, officers, employees, agents, successors and assigns, from any and all losses, costs and expenses, including without limitation attorneys’ fees, and any other liabilities incurred by any of the foregoing as a result of Employee’s failure to meet Employee’s obligations under this Section 6(b).

c.      Termination. The Consulting Period will continue until the date that is three (3) months following the Separation Date. Notwithstanding the foregoing, Employer may terminate the Consulting Period at any time upon notice to Employee in the event of Employee’s material breach of this Agreement or the Continuing Obligations, or Employee’s failure to perform or substantial negligence in the performance of any Consulting Services hereunder. Upon termination of the Consulting Period, Employer shall have no further obligation to Employee, other than for payment for requested Consulting Services provided by Employee through the date of termination in accordance with Section 6(a) above and solely to the extent not already paid and for the payment and benefits set forth in Sections 2 through 4 of this Agreement in accordance with the terms thereof. For the avoidance of doubt, Employee’s obligations under the Continuing Obligations and Sections 7 through 16 of this Agreement will survive the termination of the Consulting Period under this Section 6, however occurring.

7. Compliance with agreements. To be eligible to receive the payments set forth in Sections 3, 4 and 6 of this Agreement, Employee must comply with (a) the terms of this Agreement, (b) all obligations under the Award Agreements, including with respect to non-disclosure, non-competition, non-solicitation, no-hire and non-disparagement, and (c) the Restrictive Covenant Agreement between Employee and Employer (collectively, the

“Continuing Obligations”); provided, however, Employee acknowledges and agrees that, for purposes of Employee’s non-disparagement obligations as set forth in the Award Agreements, any reference to “Affiliates” shall also include all known shareholders of Employer. If Employee breaches or fails to abide by the terms of this Agreement or the Continuing Obligations, in addition to other remedies which Employer has, in equity or at law, Employee must return any portion of the Separation Payments already received to Employer, agrees to forego any remaining portion of the Separation Payments and COBRA Payments not received, and shall no longer be eligible for any consulting fees. Should Employer exercise its right to discontinue or recoup these payments and benefits, Employee will continue to be bound by this Agreement and the Continuing Obligations.

8. Return of property. Employee will turn over to Employer and relinquish all property of Employer and its Affiliates in Employee's possession or under Employee's control. The foregoing includes, without limitation, any and all electronic information, e-mails, or hard-copy documents, materials or information relating to or concerning Employee's work at Employer or any of its Affiliates. In turning over and relinquishing to Employer such property, Employee agrees to cooperate with Employer to ensure that all necessary steps are taken to ensure preservation of any such documents, materials or information that are subject to an ongoing litigation hold. Employee further agrees to disclose to Employer, on or before the Effective Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which Employee has password-protected on any computer equipment, network or system of Employer, and to permit the imaging of mobile devices in Employee’s possession or control for preservation of documents, materials or information relating to or concerning Employee's employment with Employer or any of its Affiliates. By executing this Agreement, Employee acknowledges that Employee either has returned all property of Employer and its Affiliates as of the date Employee signs this Agreement or that Employee will return all such property by the Effective Date of this Agreement, and that Employee will not retain any copies or derivations of such property. Recognizing that Employee’s employment with Employer has terminated as of the Separation Date, Employee represents and warrants that Employee has not, since the Separation Date, for any purpose, attempted to access or use any computer or computer network or system of Employer or any of its Affiliates, including without limitation the electronic mail system, and Employee agrees that Employee will not do so. For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Employer, where control may be by management authority, equity interest or otherwise.

9. Release. Employee, individually and for Employee's heirs, successors, administrators and assigns, hereby waives and releases Employer, its Affiliates, and any of their respective shareholders, insurers, successors, assigns, and current or former employees, employee benefit plans, agents, officers, attorneys, directors, partners and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”) with respect to any and all known and unknown claims, damages, charges of discrimination, demands, losses, liabilities and causes of action, of any type that Employee may have against the Released Parties, which arose or occurred on or before the date Employee executes this Agreement. This general release of all claims by Employee against the Released Parties includes, but is not limited to, any claims in connection with or arising from Employee's employment or consulting relationship with, or separation of employment from, Employer or any of its Affiliates, whether or not currently known to Employee or suspected to exist at the time of execution hereof, subject to Section 10 below. This general release excludes any claims or rights that cannot be waived by law.

This Agreement is intended as a full settlement and compromise of each, every, and all claims of every kind and nature arising on or before the date this Agreement is executed by Employee, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law, or otherwise, and no claim of any sort is reserved, subject to Section 10 below. Other than the payments and benefits set forth in this Agreement, Employee has received all compensation due to Employee and there are no other sums or benefits payable to Employee by the Released Parties, whether for services provided to Employer or any of its Affiliates or otherwise.

Without limitation of the foregoing general release, Employee expressly acknowledges that this release by Employee specifically includes, but is not limited to, a waiver and release by Employee of the Released Parties for all known or unknown claims arising on or before the date this Agreement is executed by Employee for any alleged violation by Employer or any of the Released Parties of any federal, state, or local statutes, ordinances, or common laws, including but not limited to the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Families First Coronavirus Relief Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of Wisconsin and any other state or states in which Employee has provided services to Employer or any of its Affiliates, and for any known and unknown claims under any other federal, Wisconsin, or other applicable state or local statute, common law, acts, rules, ordinance, regulations, or other laws.

10.                Claims Not Released. Nothing in this Agreement prevents Employee from (i) filing a claim to enforce the terms of this Agreement or the Director and Executive Officer Indemnification Agreement between Employee and Employer (the “Indemnification Agreement”); (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the Equal Employment Opportunity Commission (EEOC) or state or local fair employment practices agency or participating in any EEOC or state or local fair employment practices agency investigation or proceeding; provided however that Employee agreements to waive any right to monetary damages, or other individual relief for Employee personally with respect to any such charge, investigation or proceeding referenced in this Section 10(iii), or any related complaint or lawsuit.

11. Confidentiality of the Agreement. Subject to Section 12(b) of this Agreement, Employee will not disclose any provision of this Agreement to any person or entity other than (i) any legal, tax or other professional advisor(s), and (ii) immediate family members, in each case on the condition that they do not further disclose such information.

12. Other confidential information.

(a) Non-disclosure of confidential information. Employee acknowledges that, in the course of employment and consulting relationship with Employer, Employee has had access to information of Employer and its Affiliates that is not generally known to the public (“Confidential Information”). Confidential Information includes, but is not limited to, Employer's and its Affiliates’ customers, mailing lists, customer sales history, and other customer information, vendor lists, contracts, leases, payroll, and other employee information, creative files, marketing plans, pricing data, financial and strategic plans, corporate procedures and policies, and other proprietary information. At all times following the Separation Date, Employee agrees not to use, communicate, or otherwise disclose any such Confidential Information except as required by law or other compulsory disclosure process. The obligations set forth in this Section 12(a) are in addition to and do not modify or amend the confidentiality obligations that Employee has pursuant to the Continuing Obligations, any employee handbook, policies, or other agreements between Employer and Employee related to Employee's employment or consulting relationship.

(b) Protected rights. Employee understands that nothing contained in this Agreement limits Employee's ability to communicate with any governmental agency or entity or any official staff person of a governmental agency or entity with respect to matters relevant to such governmental agency or entity, or otherwise limits Employee's ability participate in any investigation or proceeding that may be conducted by any governmental agency or entity, including providing documents or other information, without notice to the Employer. This Agreement does not limit Employee's right to receive an award for information provided to any governmental agency or entity, except as expressly provided in Section 10(iii). Employee understands that this Agreement does not limit Employee’s. right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment by Employer or its agents when required or requested by a court order, subpoena, or written request from an administrative agency or the legislature.

(c) Defend Trade Secrets Act. Employee is advised that pursuant to the Defend Trade Secrets Act an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding this immunity from liability, Employee understands that Employee may be held liable if Employee unlawfully accesses trade secrets by unauthorized means.

13. Non-disparagement. Subject to Section 12(b) of this Agreement, Employee agrees that Employee will not disclose to any individual or entity any information that reflects negatively upon or otherwise disparages or which may harm the reputation of Employer or any of its Affiliates including, but not limited to, any statements that disparage any product, service, capability, or any other aspect of the business of Employer or any of its Affiliates, including via social media. Employer agrees (i) its officers and directors as of the Separation Date will not disparage or criticize Employee and (ii) not to disparage or criticize Employee in authorized corporate communications to third parties. Notwithstanding the foregoing, nothing herein shall prevent either Employee or any of Employer’s senior executives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

14. Remedies for breach of confidentiality and non-disparagement provisions. Employee recognizes and agrees that the payment of damages is not an adequate remedy for a breach by Employee of the confidentiality and non-disparagement provisions above. Employee recognizes that irreparable injury will result to Employer and its Affiliates, their business, and their property in the event of any such breach, and therefore Employee agrees that Employer will, in addition to damages and such other relief as may be available, be entitled to preliminary and permanent injunctive relief preventing Employee from violating any such agreement, as well as an award of its reasonable attorneys’ fees incurred in connection with enforcing Employee’s compliance. Notwithstanding anything in this Agreement to the contrary, the activity restrictions contained in this Agreement are intended to run alongside, and neither supersede, be subservient to, nor replace any similar restrictions imposed by other agreements that may exist between Employee and Employer and any of its Affiliates, including the Continuing Obligations. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified or severed, if necessary, to permit its enforcement to the maximum extent permitted by law.

15. Cooperation. Employee agrees to provide truthful and accurate cooperation with Employer and its Affiliates hereafter with respect to all matters arising during or related to Employee’s employment or consulting relationship, including but not limited to matters concerning the transition of any business matters or any governmental investigation, litigation or regulatory matters or other proceedings which may have arisen or which may arise following the signing of this Agreement in which Employee may have relevant knowledge or information. Such cooperation will include, without limitation, the following: (i) to meet and confer, at a time mutually convenient to Employee and Employer, with Employer's attorneys; (ii) to appear for deposition or trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (iii) to give truthful sworn statements to Employer's attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt Employer's attorneys as Employee's own attorneys unless there is a conflict of interest.

16. Older Workers Benefit Protection Act. In conformity with the Older Workers Benefit Protection Act (OWBPA), Employee acknowledges that (i) this Agreement is written in a manner calculated to be understood by Employee, (ii) this Agreement creates legally binding obligations and represents Employee's knowing and voluntary waiver and release of any and all claims described in Section 9 that Employee might have including, but not limited to, any such claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), (iii) Employee has not waived any claim under the ADEA that may arise after the date Employee executes this Agreement, (iv) the consideration Employee will receive in exchange for this Agreement (i.e., the payments and benefits set forth above, including the consulting fees) is something of value to which Employee is not already entitled, (v) Employee is hereby being advised to consult with an attorney prior to executing this Agreement, (vi) Employee was provided 21 days to consider this Agreement, and (vii) Employee has seven days following Employee's execution of this Agreement in which to revoke it by written notice of revocation that must be delivered to and received by REV Group, Inc., Attn: Human Resources, 245 S. Executive Drive, Suite

100, Brookfield, Wisconsin, 53005, no later than the seventh day after Employee has signed this Agreement. This Agreement will not become effective and enforceable until the eighth day after Employee's execution of this Agreement without revocation (such eighth day or, if later, the date Employer receives this executed Agreement from Employee, is the Effective Date of this Agreement).

17. Representation. Employee acknowledges that Employee is not relying on any representations that are not in this Agreement when deciding to sign the Agreement. Employee has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that Employer or any Released Party should have paid Employee in the past. Employee understands that Employer in the future may improve employee benefits or pay, as well as understands that Employee's old job may be refilled. Employee has not been told that Employer or any Released Party ever will employ Employee in the future.

18. Challenge to validity. Nothing in this Agreement limits or affects Employee's right to challenge the validity of this Agreement under the Age Discrimination in Employment Act of 1967, if applicable or Older Workers Benefit Protection Act of 1990, if applicable.

19. Complete agreement. This Agreement and the Continuing Obligations embody the complete understanding and agreement of the parties relating to Employee's service with Employer and any claims or future rights that Employee might have with respect to Employer and the Released Parties. This Agreement is intended to supplant and supersede any other prior or contemporaneous agreements between Employer and Employee regarding the subject matter hereof; provided, however, this Agreement will be in addition to and not in lieu of (i) the Continuing Obligations and Employee’s obligations under the Plan and Award Agreements or other obligations that Employee has (if any) contained in any previously executed agreement between Employee and Employer; (ii) the Indemnification Agreement; and (iii) Employee's obligation, contractual or otherwise, to maintain the confidentiality of information learned or received during the course of employment or consulting relationship.

20. Amendments. This Agreement may be amended only by a written agreement signed by both Employer and Employee.

21. Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

22. Jurisdiction, fees, and controlling law. If either party breaches this Agreement, the non-breaching party will be entitled to recover its attorney's fees and costs incurred to enforce its rights hereunder before a court of competent jurisdiction as a result of such breach in addition to any other damages. Any dispute arising under this Agreement will be governed by the law of Wisconsin, without reference to any choice of law rules, and will be litigated in the appropriate state or federal court located in Waukesha County, Wisconsin. Employee hereby submits to the jurisdiction of such courts in the event of any such dispute.

23. Successors and assigns. The rights of each party under this Agreement will inure to the benefit of any and all of its successors, assigns, parent companies, sister companies, subsidiaries and affiliated corporations, and their respective successors, assigns, representatives, agents, officers, directors, attorneys, and employees. Employee is not permitted to assign his or her rights under this Agreement.

24. Counterparts. This Agreement may be executed in any number of counterparts and such counterparts may be obtained by PDF, e-mail, or facsimile transmission, each of which taken together will constitute one and the same instrument.

25. Competency to contract. Employee warrants that Employee is fully competent to enter into this Agreement; that Employee has read this Agreement and fully understands its meaning; that Employee knowingly and voluntarily enters into this Agreement; and that Employee agrees to comply with its terms and conditions.

IN WITNESS WHEREOF, Employee and Employer each has executed this Agreement as of the date indicated below each signature.

REV Group, Inc.		Employee
By:	/s/ Chris Daniels	By:	/s/ Stephen Boettinger
Name:	Chris Daniels	Name:	Stephen Boettinger
Title:	Chief Human Resources Officer	Title:	SVP & General Counsel
Date:	4/28/2023	Date:	4/28/2023